CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated January 16, 2025, of our auditor's report dated March 28, 2025 with respect to the consolidated financial statements of Lion Copper and Gold Corp. and its subsidiaries as at December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, as included in the Annual Report on Form 10-K of Lion Copper and Gold Corp. for the year ended December 31, 2024, as filed with the United States Securities and Exchange Commission.

Chartered Professional Accountants

Vancouver, Canada

March 28, 2025